FHLB Des Moines Dividend Payment Approved

On March 26, 2007, the Board of Directors of the FHLB Des Moines approved a cash dividend of 4.25% per annum for the three-month period that ended February 28, 2007. The Bank also paid a 4.25% per annum dividend for the three-month period ended November 30, 2006 reflecting stable quarterly performance.

The dividend will be credited to members’ demand accounts effective with the close of business on March 28, 2007. Members may access the amount of their dividend payment through the Bank’s eAdvantage system on the Capital Stock Dividend Payments page in the Capital Stock section.

The Bank expects to file its Form 10-K with the Securities and Exchange Commission on March 30, 2007 and members will be able to access that information on the FHLB Des Moines website at www.fhlbdm.com or the SEC’s website at www.sec.gov.